Filed pursuant to Rule 433

January 3, 2023

Relating to

Preliminary Prospectus Supplement dated January 3, 2023 to

Prospectus dated November 17, 2022

Registration Statement No. 333-268442

MetLife, Inc.

$1,000,000,000 5.250% Senior Notes due 2054

Final Term Sheet

January 3, 2023

The information in this final term sheet relates to the offering of the securities specified herein and should be read together with the preliminary prospectus supplement dated January 3, 2023 (the “Preliminary Prospectus Supplement”), including the documents incorporated by reference therein, and the accompanying prospectus dated November 17, 2022, filed pursuant to Rule 424(b) under the Securities Act of 1933 (Registration Statement File No. 333-268442). This final term sheet is qualified in its entirety by reference to the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	MetLife, Inc. (“Issuer”)

Securities:	5.250% Senior Notes due 2054

Anticipated Ratings/Outlook*:	A3 / A- / A- (Stable / Stable / Stable) (Moody’s / S&P / Fitch)

Aggregate Principal Amount:	$1,000,000,000

Price to the Public:	99.196% of principal amount, plus accrued interest, if any, from January 6, 2023

Gross Underwriting Discount:	0.875%

Proceeds to Issuer Before Expenses:	$983,210,000

Maturity Date:	January 15, 2054

Trade Date:	January 3, 2023

Settlement Date:	January 6, 2023 (T+3)**

Interest Payment Dates:	Semi-annually on January 15 and July 15 of each year, beginning on July 15, 2023

Coupon:	5.250%

Benchmark Treasury:	UST 3.000% due August 15, 2052

Spread to Benchmark Treasury:	UST + 140 bps

Benchmark Treasury Price and Yield:	84-07, 3.903%

Yield to Maturity:	5.303%

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Ranking:	Senior Unsecured

Par Call Date:	July 15, 2053

Make-Whole Call:	UST + 25 bps

CUSIP:	59156RCD8

ISIN:	US59156RCD89

Joint Book-Running Managers:	BofA Securities, Inc. Deutsche Bank Securities Inc. HSBC Securities (USA) Inc. J.P. Morgan Securities LLC Morgan Stanley & Co. LLC

Co-Managers (Active):	Academy Securities, Inc. AmeriVet Securities, Inc. CastleOak Securities, L.P. Great Pacific Securities R. Seelaus & Co., LLC

Co-Managers (Passive):	Barclays Capital Inc.
BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Credit Suisse Securities (USA) LLC
Goldman Sachs & Co. LLC
Mizuho Securities USA LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
Wells Fargo Securities, LLC

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes prior to the second business day before their date of delivery may be required to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade the notes prior to the second business day before their date of delivery should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at +1 (800) 294-1322, Deutsche Bank Securities Inc. at +1 (800) 503-4611, HSBC Securities (USA) Inc. at +1 (866) 811-8049, J.P. Morgan Securities LLC collect at +1 (212) 834-4533 or Morgan Stanley & Co. LLC at +1 (866) 718-1649.

2